EXHIBIT 23.4


               CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Automated Financial Systems, Inc. 2000 Restricted Stock Award Plan of our report dated March 24, 2000 (except Note 8, as to which the date is June 16, 2000), with respect to the consolidated financial statements of GemStone Systems, Inc. for the years ended December 31, 1999 and 1998 included in the Registration Statement on Form F-4 No. 333-45430 of BROKAT Aktiengesellschaft and the Resitration Statement on Form 6-K dated November 14, 2000, filed with the Securities and Exchange Commission.



/s/  Ernst & Young, LLP
-----------------------------

Walnut Creek, California
December 8, 2000